EXHIBIT 99.1

● Press Release

For immediate release

Company contact: Jennifer Martin, Director of Investor Relations, 303-312-8155

Bill Barrett Corporation Reports 2007 Results: Another Record Year

DENVER – February 26, 2008 – Bill Barrett Corporation (NYSE: BBG) today reported full-year 2007 operating results highlighted by:

•	Production growth, up 17% to 61.2 Bcfe

•	Proved reserve growth, up 30% to 558 Bcfe, up 44% adjusting for property sales

•	Reserve replacement ratio 382%

•	Proved, probable and possible resources of 2 Tcfe

•	Discretionary cash flow of $248.5 million, or $5.56 per diluted share

•	Net income of $26.8 million, or $0.60 per diluted share

•	Finding and development costs of $1.83 per Mcfe

Chairman and Chief Executive Officer, Fred Barrett, commented: “We are very pleased with 2007 results, which reflect a continuation of our strong development programs. Our team delivered record growth in reserves along with very strong production and record cash flows, despite a challenging natural gas price environment. We are now realizing substantial reserve growth at a very competitive cost at our West Tavaputs and Gibson Gulch assets.

“We are well positioned in 2008 for sustained success with 80% of our $550 to $600 million capital expenditure budget devoted to development. In addition, the Company plans to earmark 20% of its budget for a robust exploration program, including four new resource plays and delineation drilling based on encouraging 2007 results at Blacktail Ridge/Lake Canyon, Yellow Jacket and Circus. In addition, the new year brings a stronger and more stable natural gas price environment to Rocky Mountain producers. We expect double digit growth again in 2008.”

As previously announced, natural gas and oil production totaled 61.2 billion cubic feet equivalent (Bcfe) for 2007 compared with 52.1 Bcfe in 2006. Including the effect of the Company’s hedging activities, the average sales price realized was $6.13 per million cubic feet equivalent (Mcfe) in 2007 compared with $6.60 per Mcfe in 2006. The Company’s 2007 hedging program increased its natural gas and oil revenues by $86.9 million or $1.42 per Mcfe on average. For the fourth quarter 2007, production totaled 17.2 Bcfe, up 21% compared with 14.2 Bcfe in the fourth quarter 2006, and the average realized price was $6.19 per Mcfe, down slightly from $6.21 per Mcfe in the fourth quarter 2006.

Proved reserves at year-end 2007 were 558 Bcfe, up 30% from year-end 2006 and up 44% as adjusted for 2007 property sales. Capital expenditures for 2007 totaled $443.7 million. This amount is a slight increase from estimated capital expenditures of $438.0 million provided in the Company’s release from January 17, 2008.

Discretionary cash flow (a non-GAAP measure, see page 10) was $248.5 million in 2007 or $5.56 per diluted share, up $10.0 million compared with $238.5 or $5.39 per diluted share in 2006. The year-over-year increase was primarily a result of higher cash operating income generated by a 17% increase in production partially offset by a 7% decline in the average realized price. For the fourth quarter 2007, discretionary cash flow was $70.1 million, or $1.56 per diluted share, compared with $61.6 million, or $1.39 per diluted share, in the prior year period. Fourth quarter 2007 results benefited from the higher year-over-year production volumes.

Net income was $26.8 million or $0.60 per diluted common share in 2007 compared with $62.0 million or $1.40 per diluted common share in 2006. The $35.2 million decline in net income was primarily a result of $10.0 million of higher discretionary cash from operations described above, more than offset by certain higher non-cash expenses. For the fourth quarter 2007, net income was $2.5 million or $0.06 per diluted common share, compared with $11.0 million or $0.25 per diluted common share in the prior year period. Fourth quarter 2007 results were affected by higher depreciation, depletion and amortization expense as well as higher dry hole costs of $13.6 million, which included proportionate expenses for drilling and testing the lower zones of the Draco and Leviathan wells located in the Montana Overthrust, the second Yellow Jacket exploration well located in the Paradox Basin, the most recent West Tavaputs deep well located in the Uinta basin and a non-operated well in the Wind River Basin.

OPERATIONS

Production, Wells Spud and Capital Expenditures

The following table lists wells spud and total capital expenditures by basin for the full-year 2007:

	Year ended December 31, 2007
Basin	Wells Spud (gross)	Capital Expenditures (millions)
Uinta	42	$166.4
Piceance	91	180.3
Powder River	178	39.3
Wind River	0	10.5
Other	3	47.2

Total	314	$443.7

Capital expenditures for 2007 totaled $443.7 million and included: $383.4 million for drilling, exploration and development of natural gas and oil properties; $23.6 million for acquisition of proved and undeveloped properties; $31.8 million for geologic and geophysical costs and exploratory dry holes and abandonment; and $4.9 million for furniture, fixtures, equipment and other assets. The Company sold its Williston Basin and other properties for $84.4 million and received $12.1 million in proceeds from partners to participate in joint exploration programs on projects assembled by the Company.

Operating and Drilling Update

Uinta Basin, Utah

West Tavaputs – Current production is approximately 80 million cubic feet per day (MMcfed) net and the Company continues to operate two rigs in the area, one drilling in the shallow zones and one drilling in the deeper zones, under its winter program. On February 1, 2008, the Draft Environmental Impact Statement (EIS) for this property was released by the Bureau of Land Management for a 90-day public comment period, and the record of decision is expected during the second half of 2008. The Company is pleased that the public comment period has begun and expects that the ultimate timing will not affect its 2008 corporate projections.

In the shallow drilling program (Wasatch/Mesaverde), the Company drilled 11 wells on 40-acre density to test the viability of increased density development. These wells continue to have positive results. The Company expects to drill approximately 50 wells in 2008, most of which will be 40-acre density locations. In the deep program (Navajo/Entrada/Dakota), the 2-7D well was completed in the Navajo formation and averaged 3.2 MMcfd production over the first two weeks. In December 2007, the Company spud an “ultra deep” well (Pennsylvanian Weber and Mississippian Leadville) that is expected to drill to 17,600 feet.

The West Tavaputs program continues to offer low-risk growth in the shallow zones and deep eastern structure as well as upside opportunity through the deep potential of the West structure, untested Mancos shale gas interval, and ultra deep zones.

At year-end 2007, the Company had an approximate 98% working interest in production from 93 gross wells in its West Tavaputs “shallow” and “deep” programs.

Blacktail Ridge/Lake Canyon – During 2008, the Company plans to drill 11 wells at Blacktail Ridge and five wells at Lake Canyon. The recently completed Blacktail Ridge 7-7 and 12-36 wells continue to produce between 150 and 200 barrels of oil per day.

Piceance Basin, Colorado

Gibson Gulch – Current production is approximately 83 MMcfed (net). The Piceance program continues to be a key, low-risk, high growth development area for the Company.

During 2007, the Company installed a water management system that reduced operating expenses in the area by approximately one-half from their peak in the second quarter.

In February 2008, the Company added one rig to the area for a total of four operating rigs and plans to drill approximately 110 development wells in 2008. To date, 23 wells on 10-acre densities have been completed with positive initial results, and the Company expects that the majority of 2008 wells will be on 10-acre densities.

At year-end, the Company had an approximate 92% working interest in production from 312 gross wells in its Gibson Gulch program.

Powder River Basin, Wyoming

Coal Bed Methane (CBM) – Current CBM production is slightly constrained at approximately 17 MMcfed (net); however, capacity constraints due to third party gathering line availability should be alleviated in March 2008. The Company currently has six rigs operating in the area and expects to drill approximately 275 CBM wells in 2008 predominantly in the Pine Tree, Pumpkin Creek, Willow Creek and Deadhorse areas. Development of this area requires dewatering of wells, which takes on average six to 12 months. 2008 will see continued dewatering of wells with a gradual increase in production from wells drilled during 2007. At year-end, the Company had an approximate 69% working interest in production from 568 gross CBM wells.

Wind River Basin, Wyoming

Cave Gulch/Bullfrog – The Company recently recompleted the Bullfrog 14-18 well in the fourth and third Frontier sands with positive results. The initial flow rate over three days was approximately 13.5 MMcfd natural gas at 8,000 pounds flow tubing pressure. While shut-in prior to the recompletion, facilities are in place and the well is on production. The Company has a 63% net revenue interest in the well.

Montana Overthrust, Montana

Circus – As reported earlier, the Company is testing the Cody shale in the Cretaceous zones of the Draco and Leviathan wells (50% working interest). Gas production was established in both wells with modest stimulations, and both wells are currently shut-in to collect pressure data. The Cody formation represents a potential regional resource play.

Paradox Basin, Colorado

Yellow Jacket – As reported earlier, the Company completed its third vertical test well in this shale gas prospect. Well-core results to date have had encouraging gas contents in the Gothic shale and encouraging rates of gas through test facilities, and the Company is currently using 3-dimensional seismic data to plan one to two horizontal wells for 2008. The Company expects to drill its first horizontal test well in the second quarter of 2008 and plans one-to-two additional vertical test wells to evaluate its extensive acreage holdings.

ADDITIONAL FINANCIAL INFORMATION

Guidance

As announced on January 17, 2008, guidance for the full year 2008 consists of:

•	Oil and natural gas production of 70 to 77 Bcfe

•	Lease operating costs per Mcfe of $0.64 to $0.70

•	Gathering and transportation costs per Mcfe of $0.54 to $0.59

•	General and administrative expenses before noncash stock-based compensation between $36 and $38 million

Credit Facility

At year-end 2007, borrowings outstanding on the Company’s revolving credit facility were $274.0 million. The Company expects its current borrowing base of $385 million will be increased significantly based on its increased year-end proved reserves.

FOURTH QUARTER AND YEAR-END 2007 WEBCAST AND CONFERENCE CALL

As previously announced, a webcast and conference call will be held later this morning to discuss fourth quarter and year-end results. Please join Bill Barrett Corporation executive management at noon eastern time/10:00 a.m. mountain time for the live webcast, accessed at www.billbarrettcorp.com, or join by telephone by calling 800-344-0624 with passcode 30383795. The webcast will remain available on the Company’s website for approximately 30 days, and a replay of the call will be available through February 29, 2008 at call-in number 800-642-1687 with passcode 30383795.

DISCLOSURE STATEMENTS

Reserve and resource disclosure:

The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain terms in this press release, such as probable and possible resources, that the SEC's guidelines strictly prohibit us from including in filings with the SEC. U.S. Investors are urged to consider closely the disclosure in our Form 10-K, for the year-ended December 31, 2007, to be filed on or about February 26, 2008, and other filings with the SEC, available from Bill Barrett Corporation at 1099 18th Street, Suite 2300, Denver, CO 80202. You can also obtain these forms from the SEC by calling 1-800-SEC-0330 or at www.sec.gov.

Forward-looking statements:

This press release contains forward-looking statements, including statements regarding projected results and future events. In particular, the Company is providing “2008 Guidance,” which contain projections for certain 2008 operational and financial results. These forward-looking statements are based on management’s judgment as of this date and include certain risks and uncertainties. Please refer to the Company’s Annual Report on Form 10-K for the year-ended December 31, 2007, to be filed with the Securities and Exchange Commission on or about February 26, 2008, and other filings with the SEC, for a list of certain risk factors. Actual results may differ materially from Company projections and can be affected by a variety of factors outside the control of the Company including, among other things, exploration drilling and test results, transportation, processing, availability of third party gathering, market conditions, oil and gas price volatility, risks related to hedging activities, the availability and cost of services and materials, the ability to obtain industry partners to jointly explore certain prospects, the ability to receive drilling and other permits and regulatory approvals, surface access and costs, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, risks associated with operating in one major geographic area, the success of Bill Barrett Corporation’s risk management activities, governmental regulations and other factors discussed in the Company’s reports filed with the SEC. Bill Barrett Corporation encourages readers to consider the risks and uncertainties associated with projections. In addition, the Company assumes no obligation to publicly revise or update any forward-looking statements based on future events or circumstances.

ABOUT BILL BARRETT CORPORATION

Bill Barrett Corporation (NYSE: BBG), headquartered in Denver, Colorado, explores for and develops natural gas and oil in the Rocky Mountain region of the United States. Additional information about the Company may be found on its Website www.billbarrettcorp.com.

BILL BARRETT CORPORATION

Selected Operating Highlights

(Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Production Data:
Natural gas (MMcf)	16,497	12,973	57,678	47,928
Oil (MBbls)	123	198	586	696
Combined volumes (Mmcfe)	17,235	14,161	61,194	52,104
Daily combined volumes (MMcfed)	187	154	168	143
Average Prices (includes effects of hedges)
Natural gas (per Mcf)	$5.97	$6.02	$5.89	$6.40
Oil (per Bbl)	66.57	50.00	59.87	53.50
Combined (per Mcfe)	6.19	6.21	6.13	6.60
Average Costs (per Mcfe):
Lease operating expense	$0.51	$0.58	$0.68	$0.57
Gathering and transportation expense	0.46	0.29	0.38	0.30
Production tax expense	0.45	0.33	0.37	0.50
Depreciation, depletion and amortization	2.73	2.91	2.87	2.69
General and administrative expense, excluding stock-based compensation	0.56	0.50	0.52	0.53

BILL BARRETT CORPORATION

Consolidated Statements of Operations

(Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
	(in thousands, except per share amounts)
Operating and Other Revenues:
Oil and gas production	$106,762	$87,948	$374,956	$344,127
Other	2,220	2,584	15,314	31,202

Total operating and other revenues	108,982	90,532	390,270	375,329

Operating Expenses:
Lease operating expense	8,711	8,246	41,643	29,768
Gathering and transportation expense	7,898	4,193	23,163	15,721
Production tax expense	7,828	4,634	22,744	25,886
Exploration expense	1,993	2,132	8,755	9,390
Impairment, dry hole costs and abandonment expense	14,841	637	25,322	12,824
Depreciation, depletion and amortization	47,126	40,235	172,054	138,549
General and administrative (1)	9,599	7,057	32,074	27,752
Non-cash stock-based compensation (1)	3,212	1,691	10,154	6,491

Total operating expenses	101,208	68,825	335,909	266,381

Operating income	7,774	21,707	54,361	108,948

Other Income and Expense:
Interest and other income	667	639	2,391	2,527
Interest expense	(4,061)	(2,831)	(12,754)	(10,339)

Total other income and expense	(3,394)	(2,192)	(10,363)	(7,812)

Income before Income Taxes	4,380	19,515	43,998	101,136
Provision for Income Taxes	1,901	8,549	17,244	39,125

Net Income	$2,479	$10,966	$26,754	$62,011

Net Income Per Common Share
Basic	$0.06	$0.25	$0.61	$1.42
Diluted	$0.06	$0.25	$0.60	$1.40
Weighted Average Common Shares Outstanding
Basic	44,170	43,834	44,050	43,695
Diluted	44,945	44,167	44,677	44,269

(1)	Management believes the separate presentation of the non-cash component of general and administrative expense is useful because the cash portion provides a better understanding of its required cash for general and administrative expenses. Management also believes that this disclosure allows for a more accurate comparison to its peers who may have higher or lower costs associated with equity grants.

BILL BARRETT CORPORATION

Consolidated Condensed Balance Sheets

(Unaudited)

	As of December 31, 2007	As of December 31, 2006
	(in thousands)
Assets:
Cash and cash equivalents	$60,285	$41,322
Other current assets	71,142	97,185
Property and equipment, net	1,195,832	1,038,595
Other noncurrent assets	2,428	10,299

Total assets	$1,329,687	$1,187,401

Liabilities and Stockholders’ Equity:
Current liabilities	$139,568	$119,795
Long-term debt	274,000	188,000
Other long-term liabilities	142,608	123,209
Stockholders’ equity	773,511	756,397

Total liabilities and stockholders’ equity	$1,329,687	$1,187,401

BILL BARRETT CORPORATION

Consolidated Statements of Cash Flows

(Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
	(in thousands)
Operating Activities:
Net income	$2,479	$10,966	$26,754	$62,011
Adjustments to reconcile to net cash provided by operations:
Depreciation, depletion and amortization	47,126	40,235	172,054	138,549
Impairment, dry hole costs and abandonment costs	14,841	637	25,322	12,824
Deferred income taxes	1,927	8,054	17,270	38,631
Stock compensation and other non-cash charges	3,495	1,925	11,284	7,089
Amortization of deferred financing costs	130	114	482	556
Loss on sale of properties	(1,883)	(2,460)	(13,420)	(21,335)

Change in assets and liabilities:
Accounts receivable	(24,987)	(20,290)	5,900	(320)
Prepayments and other assets	68	2,216	(875)	4,335
Accounts payable, accrued and other liabilities	10,883	4,663	(4,065)	3,904
Amounts payable to oil & gas property owners	3,480	6,919	8,276	(5,764)
Production taxes payable	(4,310)	(13,579)	2,471	(3,582)

Net cash provided by operating activities	$53,249	$39,400	$251,453	$236,898

Investing Activities:
Additions to oil and gas properties, including acquisitions	(126,137)	(62,020)	(414,925)	(438,476)
Additions of furniture, equipment and other	(938)	(892)	(4,640)	(3,177)
Proceeds from sale of properties	13,650	9,464	96,450	78,339

Net cash used in investing activities	$(113,425)	$(53,448)	$(323,115)	$(363,314)

Financing Activities:
Proceeds from debt	67,000	8,000	164,000	151,000
Principal payments on debt	—	(5,000)	(78,000)	(55,495)
Proceeds from sale of common stock	1,866	2,169	5,098	4,929
Deferred financing costs and other	(391)	(92)	(473)	(978)

Net cash provided by financing activities	$68,475	$5,077	$90,625	$99,456

Increase (Decrease) in Cash and Cash Equivalents	8,299	(8,971)	18,963	(26,960)
Beginning Cash and Cash Equivalents	51,986	50,293	41,322	68,282

Ending Cash and Cash Equivalents	$60,285	$41,322	$60,285	$41,322

BILL BARRETT CORPORATION

Reconciliation of Discretionary Cash Flow(1) from Net Income

(Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
	(in thousands, except per unit amounts)
Net income	$2,479	$10,966	$26,754	$62,011
Adjustments to reconcile to discretionary cash flow (1):
Depreciation, depletion and amortization	47,126	40,235	172,054	138,549
Impairment, dry hole costs and abandonment expense	14,841	637	25,322	12,824
Exploration expense	1,993	2,132	8,755	9,390
Deferred income taxes	1,927	8,054	17,270	38,631
Stock compensation and other non-cash charges	3,495	1,925	11,284	7,089
Amortization of deferred financing costs	130	114	482	556
Gain on disposal of properties	(1,883)	(2,460)	(13,420)	(30,534)

Discretionary cash flow (1)	$70,108	$61,603	$248,501	$238,516

Per share, diluted	$1.56	$1.39	$5.56	$5.39
Per Mcfe	$4.07	$4.35	$4.06	$4.58

(1)	Discretionary cash flow is computed as net income plus depreciation, depletion, and amortization, impairment expenses, deferred income taxes, dry hole costs and abandonment expenses, exploration expenses, non-cash stock-based compensation, losses (gains) on disposals of properties, and certain other non-cash charges. The non-GAAP measure of discretionary cash flow is presented because management believes that it provides useful additional information to investors for analysis of the Company’s ability to internally generate funds for exploration, development and acquisitions. In addition, discretionary cash flow is widely used by professional research analysts and others in the valuation, comparison and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions. Discretionary cash flow should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, profitability, cash flow or liquidity measures prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Because discretionary cash flow excludes some, but not all, items that affect net income and net cash provided by operating activities and may vary among companies, the discretionary cash flow amounts presented may not be comparable to similarly titled measures of other companies.

BILL BARRETT CORPORATION

Costs Incurred and Reserve Information

(Unaudited)

	2007	2006	2005
	($ in millions)
TOTAL CAPITAL EXPENDITURES	$443.7	$501.2	$347.4
Furniture, fixtures and equipment and real estate	(4.9)	(3.2)	(6.6)
Asset retirement obligation	1.0	6.3	10.6

TOTAL COSTS INCURRED	439.8	504.3	351.4

TOTAL COSTS INCURRED DISCLOSURE
Exploration costs	250.7	224.2	218.6
Development costs	162.5	114.6	95.2
Acquisition costs:
Unproved properties	23.6	126.1	25.7
Proved properties	2.0	33.1	1.3
Asset retirement obligation	1.0	6.3	10.6

TOTAL COSTS INCURRED	439.8	504.3	351.4
less: Asset retirement obligation	(1.0)	(6.3)	(10.6)
less: Proceeds received from JV partners (1)	(12.1)	(52.5)	(13.8)
less: Deferred tax component of CH4 acquisition	1.6	(36.8)	—
less: Capitalized interest	(1.6)	(1.0)	n/a

Subtotal, adjusted costs incurred (2)	$426.7	$407.7	$327.0

RESERVE ADDITIONS (Bcfe)
Extensions, discoveries and other additions	175.7	147.7	103.0
Revisions of previous estimates based on performance (3)	34.8	12.4	(24.7)
Revisions of previous estimates based on price	19.4	(33.8)	7.6
Purchases of reserves in place	2.7	19.5	3.3

RESERVE ADDITIONS	232.6	145.8	89.2

SALES INFORMATION
Property sales ($mm) (1)	$84.4	$35.1	$—
Sales of reserves (Bcfe)	42.2	6.2	1.1

(1)	The sum of proceeds from joint venture partners and property sales equals “Proceeds from sales of properties” from the Consolidated Statement of Cash Flows, with the exception of 2006, which includes $9.2 million for non-cash proceeds from the Montana Overthrust sell-down.

(2)	Finding and developments cost is a non-GAAP metric commonly used in the exploration and production industry. The calculation presented by the Company on page 1 is the quotient of “Subtotal, adjusted costs incurred” divided by “Reserve additions.” The calculation may not be comparable to similarly titled measures provided by other companies.

(3)	At year-end 2007, the reserve revision based on performance was primarily the result of adding increased density proved undeveloped locations at West Tavaputs and continued improved performance of wells drilled in the West Tavaputs and Piceance fields.